UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13900 NW Science Park Drive, Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 641-4141

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On January 24, 2008, Electro Scientific Industries, Inc. (the "Company") announced its financial results for the third quarter of fiscal 2008. The Company's press release announcing this event is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 22, 2008, the Company fixed the number of directors of the Company at ten and elected Edward C. Grady as a Class II director of the Company, to serve until the next annual meeting of shareholders and until his successor is elected and qualified. The Company awarded Mr. Grady 9,800 restricted stock units, which award will vest in equal annual installments over the next four years, based on Mr. Grady’s continued service as a director of the Company. The Company did not name Mr. Grady to any committees of the board of directors.

Mr. Grady was previously a director of New Wave Research, Incorporated ("NWR"). The Company acquired NWR on July 20, 2007 for approximately $36.2 million. The dollar value of Mr. Grady’s interest in the acquisition was approximately $175,000.

Item 8.01     Other Events.

On January 22, 2008, the Company’s board of directors authorized the repurchase of up to $12.7 million in shares of the Company's outstanding common stock over a six-month period beginning January 29, 2008. The repurchases will occur from time to time as market conditions warrant through transactions effected in the open market or in negotiated transactions with brokers or shareholders.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated January 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 24, 2008

Electro Scientific Industries, Inc.

		By:	/s/ Nicholas Konidaris
		Name:	Nicholas Konidaris
		Title:	President and Chief Executive Officer